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[UNION
  BANK OF
CALIFORNIA LOGO]



                      AMENDED AND RESTATED LOAN AGREEMENT


     THIS AMENDED AND RESTATED LOAN AGREEMENT ("Agreement") is made and entered into as of February 13, 1998 by and between HASKEL INTERNATIONAL, INC., a California corporation ("Borrower") and UNION BANK OF CALIFORNIA, N.A. ("Bank"). This Agreement amends and restates in its entirety that certain loan agreement dated February 21, 1995 between Bank and Borrower, as amended.

     SECTION 1. THE LOAN

                1.1.1 THE REVOLVING LOAN. Bank will loan to Borrower an amount not to exceed Five Million Dollars ($5,000,000) outstanding in the aggregate at any one time (the "Revolving Loan"). Borrower may borrow, repay and reborrow all or part of the Revolving Loan in accordance with the terms of the Revolving Note; provided, however, that for at least thirty (30) consecutive days during each twelve (12)-month period, the principal amount outstanding under the Revolving Loan must be zero (0). All borrowings of the Revolving Loan must be made before December 15, 2000 at which time all unpaid principal and interest of the Revolving Loan shall be due and payable. The Revolving Loan shall be evidenced by a promissory note (the "Revolving Note") on the standard form used by Bank for commercial loans. Bank shall enter each amount borrowed and repaid in Bank's records and such entries shall be deemed to be the amount of the Revolving Loan outstanding. Omission of Bank to make any such entries shall not discharge Borrower of its obligation to repay in full with interest all amounts borrowed.

               1.1.1.1 THE COMMERCIAL L/C SUBLIMIT. As a sublimit to the Revolving Loan, Bank shall issue, for the account of Borrower, one or more irrevocable commercial letters of credit (individually, a "Commercial L/C" and collectively, the "Commercial L/Cs") and calling for drafts at sight or usance up to 90 days covering the importation or purchase of inventory used in the normal course of business. The aggregate amount available to be drawn under all outstanding Commercial L/Cs and the aggregate amount of unpaid reimbursement obligations under drawn Commercial L/Cs shall not exceed One Million Two Hundred Fifty Thousand Dollars ($1,250,000) and shall reduce, dollar for dollar, the maximum amount available under the Revolving Loan. All such Commercial L/Cs shall be drawn on such terms and conditions as are acceptable to Bank and shall be governed by the terms of (and Borrower agrees to execute) Bank's standard form for commercial L/C applications and reimbursement agreement and shall not have an expiration date more than 90 days from its date of issuance. No Commercial L/C shall expire more than 90 days after the maturity date of the Revolving Loan.

               1.1.1.2 THE STANDBY L/C SUBLIMIT. As a sublimit to the Revolving Loan, Bank shall issue, for the account of Borrower, one or more irrevocable, standby letters of credit (individually, a "Standby L/C" and collectively, the "Standby L/Cs"). All such Standby L/Cs shall be drawn on such terms and conditions as are acceptable to Bank. The aggregate amount available to be drawn under all outstanding Standby L/Cs and the aggregate amount of unpaid reimbursement obligations under drawn Standby L/Cs shall not exceed One


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Million Two Hundred Fifty Thousand Dollars ($1,250,000) and shall reduce, dollar for dollar, the maximum amount available under the Revolving Loan. No Standby L/C shall have an expiry date more than 12 months from its date of issuance unless approved by Bank and each Standby L/C shall be governed by the terms of (and Borrower agrees to execute) Bank's standard form for standby L/C applications and reimbursement agreements. No L/C shall expire more than 90 days after the maturity date of the Revolving Loan.

                1.1.2 THE MULTIPLE DISBURSEMENT LOAN; TERM OUT LOANS. Bank will loan to Borrower an amount not to exceed Ten Million Dollars ($10,000,000) outstanding in the aggregate at any one time (the "Multiple Disbursement Loan"). Borrower may borrow all or part of the Multiple Disbursement Loan in amounts of not less than Two Hundred Fifty Thousand Dollars ($250,000) in accordance with the terms of a promissory note evidencing such Multiple Disbursement Loan (the "Multiple Disbursement Note"). The amount available to be borrowed under the Multiple Disbursement Note shall automatically and without notice to Borrower be reduced by the amount of any disbursement of the Multiple Disbursement Loan evidenced thereby. On each of December 15, 1998 and December 15, 1999, the entire amount of principal and accrued interest then outstanding under the Multiple Disbursement Note shall be converted into a single term out loan as described below (each, a "Term Out Loan"). On December 15, 2000, all remaining principal and accrued interest then remaining outstanding under the Multiple Disbursement Loan shall be converted into an additional Term Out Loan. Each Term Out Loan shall bear interest at the rates set forth in, and be payable in accordance with the terms of, a promissory note evidencing such Term Out Loan (each, a "Term Out Note"). Each Term Out Note shall provide for payments of interest only for the first twelve (12) months, and the principal amount thereof shall thereafter amortize in equal consecutive principal installments over an additional period of forty-eight (48) months. In the event of a prepayment of principal and payment of any resulting fees, any prepaid amounts shall be applied to the scheduled principal payments in the reverse order of their maturity. Bank shall enter the balances of the Multiple Disbursement Loan and Term Out Loan from time to time outstanding in Bank's records, and such entries shall be deemed to be the amount of such Loan from time to time outstanding. Omission of Bank to make any such entries shall not discharge Borrower of its obligation to repay in full with interest all amounts borrowed pursuant to such Loan.

                1.1.3 TERM LOAN. Bank previously made a certain term loan ("Term Loan") to Borrower, which matures on November 15, 1999. The current outstanding principal amount of the Term Loan is One Million Three Hundred Sixty-Nine Thousand Five Hundred Sixty-Five and 25/100 Dollars ($1,369,565.25). The Term Loan shall be evidenced by a promissory note ("Term Note") on the standard form used by Bank for commercial loans. In the event of a prepayment of principal and any resulting fees, any prepaid amounts shall be applied to the scheduled principal payments in the reverse order of their maturity.

        1.2     TERMINOLOGY.

                As used herein, the word "Loan" shall mean, collectively, all the credit facilities described above.

                As used herein, the word "Note" shall mean, collectively, all the promissory notes described above.


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                As used herein, the words "Loan Documents" shall mean all
documents executed in collection with this Agreement.

        1.3 PURPOSE OF LOAN. The proceeds of the Revolving Loan shall be used for general working capital purposes and the proceeds of the Multiple Disbursement Loan shall be used to finance capital expenditures and acquisitions.

        1.4 INTEREST. The unpaid principal balance of the Loan shall bear interest at the rate or rates provided in the Note and selected by Borrower. The Loan may be prepaid in full or in part only in accordance with the terms of the Note and any such prepayment shall be subject to the prepayment fee provided for therein.

        1.5 UNUSED COMMITMENT FEE. On the last calendar day of the third month following the execution of this Agreement and on the last calendar day of each three-month period thereafter until the maturity date of the Multiple Disbursement Loan or the earlier termination of the Multiple Disbursement Loan, Borrower shall pay to Bank a fee of one-eighth percent (1/8%) per year on the average unused portion of the Multiple Disbursement Loan for the preceding quarter computed on the basis of actual days elapsed of a year of 360 days.

        1.6 BALANCES. Borrower shall maintain its major domestic depository accounts with Bank until the Note and all sums payable pursuant to this Agreement have been paid in full.

        1.7 DISBURSEMENT. Upon execution hereof, Bank shall disburse the proceeds of the Loan as provided in Bank's standard form Authorizations executed by Borrower.

        1.8 SECURITY. Prior to any disbursement of the Loan, Borrower shall pledge and grant to Bank a first priority perfected security interest in 50,000 shares of deferred ordinary stock of Borrower's subsidiary, Haskel Energy Systems, Ltd.

        1.9 CONTROLLING DOCUMENT. In the event of any inconsistency between the terms of this Agreement and the Note or any of the other Loan Documents, the terms of the Note or other Loan Documents will prevail over the terms of this Agreement, except as provided in Section 6.3 of this Agreement.

     SECTION 2.   CONDITIONS PRECEDENT

     Bank shall not be obligated to disburse all or any portion of the proceeds of the Loan unless at or prior to the time for the making of such disbursement, the following conditions have been fulfilled to Bank's satisfaction:

        2.1 COMPLIANCE. Borrower shall have performed and complied with all terms and conditions required by this Agreement to be performed or complied with by it prior to or at the date of the making of such disbursement and shall have executed and delivered to Bank the Note and other documents deemed necessary by Bank.

        2.2 BORROWING RESOLUTION. Borrower shall have provided Bank with certified copies of resolutions duly adopted by the Board of Directors of Borrower, authorizing this Agreement and the Loan Documents. Such resolutions shall also designate the persons who


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are authorized to act on Borrower's behalf in connection with this Agreement and to do the things required of Borrower pursuant to this Agreement.

        2.3 CONTINUING COMPLIANCE. At the time any disbursement is to be made, there shall not exist any event, condition or act which constitutes an event of default under Section 6 hereof or any event, condition or act which with notice, lapse of time or both would constitute such event of default; nor shall there be any such event, condition, or act immediately after the disbursement were it to be made.

     SECTION 3. REPRESENTATIONS AND WARRANTIES

     Borrower represents and warrants that:

        3.1 BUSINESS ACTIVITY. The principal business of Borrower is the manufacture and distribution of pneumatically-driven, high-pressure liquid pumps, gas boosters, and related products.

        3.2 AFFILIATES AND SUBSIDIARIES. Borrower's affiliates and subsidiaries (those entities in which Borrower has either a controlling interest or at least a 25% ownership interest) are Haskel Energy Systems, Ltd., Haskel-Hogan Systems and Service, and Haskel Asia Pte.

        3.3 AUTHORITY TO BORROW. The execution, delivery and performance of this Agreement, the Note and all other agreements and instruments required by Bank in connection with the Loan are not in contravention of any of the terms of any indenture, agreement or undertaking to which Borrower is a party or by which it or any of its property is bound or affected.

        3.4 FINANCIAL STATEMENTS. The audited consolidated financial statements of Borrower, including both a balance sheet at May 31, 1997, together with supporting schedules, and an income statement for the twelve (12) months ended May 31, 1997, have heretofore been furnished to Bank, and are true and complete and fairly represent the financial condition of Borrower during the period covered thereby. Since May 31, 1997, there has been no material adverse change in the financial condition or operations of Borrower.

        3.5 TITLE. Except for assets which may have been disposed of in the ordinary course of business, Borrower has good and marketable title to all of the property reflected in its financial statements delivered to Bank and to all property acquired by Borrower since the date of said financial statements, free and clear of all liens, encumbrances, security interests and adverse claims except those specifically referred to in said financial statements.

        3.6 LITIGATION. Except as described in the audited consolidated financial statement of Borrower for the fiscal year ended May 31, 1997, there is no litigation or proceeding pending or threatened against Borrower or any of its property which is reasonably likely to affect the financial condition, property or business of Borrower in a materially adverse manner or result in liability in excess of Borrower's insurance coverage.

        3.7 DEFAULT. Borrower is not now in default in the payment of any of its material obligations, and there exists no event, condition or act which constitutes an Event of


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Default under Section 6 hereof and no condition, event or act which with notice or lapse of time, or both, would constitute an Event of Default.

        3.8 ORGANIZATION. Borrower is duly organized and existing under the laws of the state of its organization, and has the power and authority to carry on the business in which it is engaged and/or proposes to engage.

        3.9 POWER. Borrower has the power and authority to enter into this Agreement and to execute and deliver the Note and all of the other Loan Documents.

        3.10 AUTHORIZATION. This Agreement and all things required by this Agreement have been duly authorized by all requisite action of Borrower.

        3.11 QUALIFICATION. Borrower is duly qualified and in good standing in any jurisdiction where such qualification is required.

        3.12 COMPLIANCE WITH LAWS. Borrower is not in violation with respect to any applicable laws, rules, ordinances or regulations which materially affect the operations or financial condition of Borrower.

        3.13 ERISA. Any defined benefit pension plans as defined in the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), of Borrower meet, as of the date hereof, the minimum funding standards of Section 302 of ERISA, and no Reportable Event or Prohibited Transaction as defined in ERISA has occurred with respect to any such plan.

        3.14 REGULATION U. No action has been taken or is currently planned by Borrower, or any agent acting on its behalf, which would cause this Agreement or the Note to violate Regulation U or any other regulation of the Board of Governors of the Federal Reserve System or to violate the Securities and Exchange Act of 1934, in each case as in effect now or as the same may hereafter be in effect. Borrower is not engaged in the business of extending credit for the purpose of purchasing or carrying margin stock as one of its important activities and none of the proceeds of the Loan will be used directly or indirectly for such purpose.

        3.15 CONTINUING REPRESENTATIONS. These representations shall be considered to have been made again at and as of the date of each disbursement of the Loan and shall be true and correct as of such date or dates.

    SECTION 4.  AFFIRMATIVE COVENANTS

    Until the Note and all sums payable pursuant to this Agreement or any other of the Loan Documents have been paid in full, unless Bank waives compliance in writing, Borrower agrees that:

        4.1 USE OF PROCEEDS. Borrower will use the proceeds of the Loan only as provided in subsection 1.3 above.

        4.2 PAYMENT OF OBLIGATIONS. Borrower will pay and discharge promptly all taxes, assessments and other governmental charges and claims levied or imposed upon it or its


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property, or any part thereof, provided, however, that Borrower shall have the right in good faith to contest any such taxes, assessments, charges or claims and, pending the outcome of such contest, to delay or refuse payment thereof provided that adequately funded reserves are established by it to pay and discharge any such taxes, assessments, charges and claims.

        4.3 MAINTENANCE OF EXISTENCE. Borrower will maintain and preserve its existence and assets and all rights, franchises, licenses and other authority necessary for the conduct of its business and will maintain and preserve its property, equipment and facilities in good order, condition and repair. Bank may, at reasonable times, visit and inspect any of the properties of Borrower.

        4.4 RECORDS. Borrower will keep and maintain full and accurate accounts and records of its operations according to generally accepted accounting principles and will permit Bank to have access thereto, to make examination and photocopies thereof, and to make audits during regular business hours. Costs for such audits shall be paid by Borrower.

        4.5     INFORMATION FURNISHED.  Borrower will furnish to Bank:

                (a) Within sixty (60) days after the close of each fiscal quarter, except for the final quarter of each fiscal year, its Form 10Q, its unaudited consolidated and consolidating balance sheet as of the close of such fiscal quarter, its unaudited consolidated and consolidating income and expense statement with supportive schedules and statement of retained earnings for that fiscal quarter, prepared in accordance with generally accepted accounting principles;

                (b) Within one hundred twenty (120) days after the close of each fiscal year, its Form 10K, a copy of its consolidated and consolidating statement of financial condition including at least its balance sheet as of the close of such fiscal year, its consolidated and consolidating income and expense statement and retained earnings statement for such fiscal year, examined and prepared on an audited basis by independent certified public accountants selected by Borrower and reasonably satisfactory to Bank, in accordance with generally accepted accounting principles applied on a basis consistent with that of the previous year;

                (c) Such other financial statements and information as Bank may reasonably request from time to time;

                (d) In connection with each financial statement provided hereunder, a statement executed by chief financial officer of Borrower in form acceptable to Bank, certifying that no Event of Default has occurred and no event exists which with notice or the lapse of time, or both, would result in an Event of Default hereunder and certifying compliance with all covenants under this Agreement;

                (e) In connection with each fiscal year-end statement required hereunder, any management letter of Borrower's certified public accountants;

                (f) Prompt written notice to Bank of all events of default under any of the terms or provisions of this Agreement or of any other agreement, contract, document or instrument entered, or to be entered into with Bank; and of any litigation which, if decided


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adversely to Borrower, would have a material adverse effect on Borrower's financial condition; and of any other matter which has resulted in, or is likely to result in, a material adverse change in its financial condition or operations;

                (g) Prior written notice to Bank of any changes in Borrower's officers and other senior management; Borrower's name; and location of Borrower's assets, principal place of business or chief executive office.

        4.6 WORKING CAPITAL. Borrower will at all times maintain a working capital equal to at least Fifteen Million Dollars ($15,000,000). "Working Capital" for the purpose of this subsection shall mean the excess of current assets over current liabilities of Borrower, as such terms are defined by generally accepted accounting principles.

        4.7 TANGIBLE NET WORTH. Until May 31, 1998, Borrower will at all times maintain Tangible Net Worth of not less than Twenty Five Million Dollars ($25,000,000). Thereafter, Borrower will at all times maintain a minimum Tangible Net Worth that increases from said amount as of the end of Borrower's fiscal year by one hundred percent (100%) of Borrower's net profit after taxes. "Tangible Net Worth" shall mean net worth increased by indebtedness of Borrower subordinated to Bank and decreased by patents, licenses, trademarks, trade names, goodwill and other similar intangible assets, organizational expenses, and monies due from affiliates (including officers, shareholders and directors).

        4.8 DEBT TO TANGIBLE NET WORTH. Borrower will at all times maintain a ratio of total liabilities to Tangible Net Worth of not greater than 1.25:1.0.

        4.9 EBITDA TO DEBT SERVICE RATIO. Borrower will maintain a ratio of EBITDA to Debt Service of not less than 1.25:1.0. "EBITDA" shall mean earnings before interest, taxes, depreciation, amortization, other non-cash charges, plus cash in excess of Two Million Dollars ($2,000,000). "Debt Service" shall mean the sum of (i) that principal portion of term obligations including capitalized lease obligations coming due during twelve (12) months after the date of calculation; and (ii) for the twelve months preceding calculation, (a) interest expense, (b) taxes, (c) non-financed capital expenditures, (d) dividends, and
(e) the aggregate amount, expressed in dollars, of all purchases, redemptions, retirements and other acquisitions of shares of the capital stock of Borrower. Compliance with this subsection shall be measured as of the end of each fiscal quarter on a rolling four-quarter basis.

        4.10. INSURANCE. Borrower will keep all of its insurable property, real, personal or mixed, insured by good and responsible companies against fire and such other risks as are customarily insured against by companies conducting similar business with respect to like properties. Borrower will maintain adequate worker's compensation insurance and adequate insurance against liability for damages to persons and property.

        4.11 ADDITIONAL REQUIREMENTS. Borrower will promptly, upon demand by Bank, take such further action and execute all such additional documents and instruments in connection with this Agreement as Bank in its reasonable discretion deems necessary, and promptly supply Bank with such other information concerning its affairs as Bank may request from time to time.


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        4.12    LITIGATION AND ATTORNEYS' FEES.  Borrower will pay promptly to
Bank upon demand, reasonable attorneys' fees (including but not limited to the reasonable estimate of the allocated costs and expenses of in-house legal counsel and legal staff) and all costs and other expenses paid or incurred by Bank in collecting, modifying or compromising the Loan or in enforcing its rights or remedies created by, connected with or provided for in this Agreement or any of the Loan Documents whether or not an arbitration, judicial action or other proceeding is commenced. If such proceeding is commenced, only the prevailing party shall be entitled to attorneys' fees and court costs.

        4.13 BANK EXPENSES. Borrower will pay or reimburse Bank for all costs, expenses and fees incurred by Bank in preparing and documenting this Agreement and the Loan, and all amendments and modifications thereof, including but not limited to all filing and recording fees, and costs of appraisals.

        4.14 REPORTS UNDER PENSION PLANS. Borrower will furnish to Bank, as soon as possible and in any event within 15 days after Borrower knows or has reason to know that any event or condition with respect to any defined benefit pension plans of Borrower described in Section 3 above has occurred, a statement of an authorized officer of Borrower describing such event or condition and the action, if any, which Borrower proposes to take with respect thereto.

     SECTION 5.  NEGATIVE COVENANTS

     Until the Note and all other sums payable pursuant to this Agreement or any other of the Loan Documents have been paid in full, unless Bank waives compliance in writing, Borrower agrees that:

        5.1 ENCUMBRANCES AND LIENS. Borrower will not create, assume or suffer to exist any mortgage, pledge, security interest, encumbrance, or lien other than for taxes not delinquent and for taxes and other items being contested in good faith) on property of any kind, whether real, personal or mixed, now owned or hereafter acquired, or upon the income or profits thereof, except to Bank and except for minor encumbrances and easements on real property which do not affect its market value, and except for existing liens on Borrower's personal property and future purchase money security interests encumbering only the personal property purchased.

        5.2 BORROWINGS. Borrower will not sell, discount or otherwise transfer any account receivable or any note, draft or other evidence of indebtedness, except to Bank or except to a financial institution at face value for deposit or collection purposes only and without any fee other than fees normally charged by the financial institution for deposit or collection services. Borrower will not borrow any money, become contingently liable to borrow money, nor enter any agreement to directly or indirectly obtain borrowed money, except pursuant to agreements made with Bank.

        5.3 SALES OF ASSETS, LIQUIDATION OR MERGER. Borrower will neither liquidate nor dissolve nor enter into any consolidation, merger, partnership or other combination, nor convey, nor sell, nor lease all or the greater part of its assets or business, nor purchase or lease all or the greater part of the assets or business of another; provided, however, so long as no Event of Default then exists or would then exist after giving effect thereto, Borrower may acquire, merge or consolidate with another corporation if (a) Borrower is the surviving corporation, (b) Borrower's assets will not be subject to any lien or encumbrance following the effective date


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of such combination, and (c) consideration paid by Borrower in connection with such combination (whether paid in cash, by the incurrence of indebtedness or otherwise) does not exceed Ten Million Dollars ($10,000,000) in any fiscal year.

        5.4 LOANS, ADVANCES AND GUARANTIES. Borrower will not, except in the ordinary course of business as currently conducted, make any loans or advances, become a guarantor or surety, pledge its credit or properties in any manner or extend credit except that Borrower may guarantee the unsecured indebtedness of Haskel Energy Systems Ltd.; provided however that the amount of such guaranty shall not exceed Two Million Dollars ($2,000,000).

        5.5 INVESTMENTS. Borrower will not purchase the debt or equity of another person or entity except for investment grade instruments maturing within one year of purchase.

        5.6 PAYMENTS OF DIVIDENDS. Borrower will not declare or pay any dividends, other than a dividend payable in its own common stock, or authorize or make any other distribution with respect to any of its stock now or hereafter outstanding except from subsidiaries to Borrower, if an Event of Default has occurred and is then continuing.

        5.7 RETIREMENT OF STOCK. Borrower will not acquire or retire any share of its capital stock for value in excess of 50,000 shares per fiscal year without prior Bank approval.

        5.8 PARENT AND SUBSIDIARY PROPERTY. Borrower will not transfer any property to its parent or any affiliate of its parent, except for value received in the normal course of business as business would be conducted with an unrelated or unaffiliated entity. In no event shall management fees or fees for services be paid by Borrower to any such direct or indirect affiliate without Bank's prior written approval.

        5.9 CAPITAL EXPENDITURES. Borrower will not make capital expenditures in excess of Five Million Dollars ($5,000,000) in any fiscal year; and shall only make such expenditures as are necessary for Borrower in the conduct of its ordinary course of business. Each said expenditure shall be needed by Borrower in the ordinary course of its business. Expenditures as used in this subsection shall include the current expense portion of all leases whether or not capitalized and shall also include the current portion of any debt used to finance capital expenditures.

     SECTION 6.  EVENTS OF DEFAULT

     The occurrence of any of the following events ("Events of Default") shall terminate any obligation on the part of Bank to make or continue the Loan and automatically, unless otherwise provided under the Note, shall make all sums of interest and principal and any other amounts owing under the Loan immediately due and payable, without notice of default, presentment or demand for payment, protest or notice of nonpayment or dishonor, or any other notices or demands:

        6.1 Borrower shall default in the due and punctual payment of the principal of or the interest on the Note or any of the other Loan Documents; or

        6.2 Except as provided in Section 6.3 below, any default shall occur under the Note; or


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        6.3     Borrower shall default in the due performance or observance of any covenant or condition of the Loan Documents; provided, however, that Borrower shall be given a 30-day grace period to cure a violation of (i) any of the financial covenants set forth in Section 4 hereof, and (ii) Subsections 5(j), 5(k), 5(l), and 5(m) of the Note; further provided, however (with respect to each of the foregoing Subsections of the Note), that Borrower shall have set aside adequate reserves as required by GAAP; that any such Events of Default described in such aforementioned Subsections shall not (a) concern a sum of money in excess of $250,000, (b) upset the priority of Bank's own security interest in the Borrower's assets, nor (c) be a cause of or contribute to a default by Borrower under one or more terms of this Agreement; and (solely with respect to Subsection 5(l) of the Note), that the grace period afforded to Obligor shall be co-extensive with the grace period, if any, so afforded pursuant to the instrument or document evidencing such Obligor's obligation concerning the borrowing of money. The grace periods, extended to Borrower pursuant to this Section 6.3 shall commence upon the earlier to occur of (i) the date Borrower first becomes aware (or, with the exercise of reasonable care, should have become aware) of such Event of Default and (ii) the date on which Bank first notifies Borrower of such Event of Default.

        6.4 Any guaranty or subordination agreement required hereunder is breached or becomes ineffective, or any Guarantor or subordinating creditor dies, disavows or attempts to revoke or terminate such guaranty or subordination agreement; or

        6.5 There is a change in ownership or control of ten percent (10%) or more of the issued and outstanding stock of Borrower or any Guarantor, or (if Borrower is a partnership) there is a change in ownership or control of any general partner's interest.

     SECTION 7.  MISCELLANEOUS PROVISIONS

        7.1 ADDITIONAL REMEDIES. The rights, powers and remedies given to Bank hereunder shall be cumulative and not alternative and shall be in addition to all rights, powers and remedies given to Bank by law against Borrower or any other person, including but not limited to Bank's rights of setoff or banker's lien.

        7.2 NONWAIVER. Any forbearance or failure or delay by Bank in exercising any right, power or remedy hereunder shall not be deemed a waiver thereof and any single or partial exercise of any right, power or remedy shall not preclude the further exercise thereof. No waiver shall be effective unless it is in writing and signed by an officer of Bank.

        7.3 INUREMENT. The benefits of this Agreement shall inure to the successors and assigns of Bank and the permitted successors and assignees of Borrower, and any assignment by Borrower without Bank's consent shall be null and void.

        7.4 APPLICABLE LAW. This Agreement and all other agreements and instruments required by Bank in connection therewith shall be governed by and construed according to the laws of the State of California.

        7.5 SEVERABILITY. Should any one or more provisions of this Agreement be determined to be illegal or unenforceable, all other provisions nevertheless shall be effective. In the event of any conflict between the provisions of this Agreement and the provisions of any note or reimbursement agreement evidencing any indebtedness hereunder, the provisions of such note or reimbursement agreement shall prevail.


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
        7.6 INTEGRATION CLAUSE. Except for documents and instruments specifically referenced herein, this Agreement constitutes the entire agreement between Bank and Borrower regarding the Loan and all prior communications verbal or written between Borrower and Bank shall be of no further effect or evidentiary value.

        7.7 CONSTRUCTION. The section and subsection headings herein are for convenience of reference only and shall not limit or otherwise affect the meaning hereof.

        7.8 AMENDMENTS. This Agreement may be amended only in writing signed by all parties hereto.

        7.9 COUNTERPARTS. Borrower and Bank may execute one or more counterparts to this Agreement, each of which shall be deemed an original, but when together shall be one and the same instrument.

     SECTION 8.  SERVICE OF NOTICES

        8.1 Any notices or other communications provided for or allowed hereunder shall be effective only when given by one of the following methods and addressed to the respective party at its address given with the signatures at the end of this Agreement and shall be considered to have been validly given: (a) upon delivery, if delivered personally; (b) upon receipt, if mailed, first class postage prepaid, with the United States Postal Service; (c) on the next business day, if sent by overnight courier service of recognized standing; and (d) upon telephoned confirmation of receipt, if telecopied.

        8.2 The addresses to which notices or demands are to be given may be changed from time to time by notice delivered as provided above.


        THIS AGREEMENT is executed on behalf of the parties by duly authorized officers as of the date first above written.


UNION BANK OF CALIFORNIA, N.A.          HASKEL INTERNATIONAL, INC.

By: /s/ CATHERINE ABE                   By: /s/ R. MALCOLM GREAVES
   ----------------------------            ------------------------------
        Catherine Abe                           R. Malcolm Greaves
Title:  Vice President                  Title:  President/CEO

Address:
445 S. Figueroa St.                     By: /s/ LONNIE D. SCHNELL
Los Angeles, CA 90071                      ------------------------------
Attn: Catherine Abe, VP                         Lonnie D. Schnell
      Commercial Portfolio              Title:  Chief Financial Officer
        Administration, 10th Fl.
                                        Address:
                                        100 E. Graham Place
                                        Burbank, CA 91502
                                        Attn: Lonnie D. Schnell, CFO



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